EXHIBIT 23.3
[Letterhead of Ryder Scott Company, L.P.]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the references in this Annual Report on Form 10-K of Marathon Oil Corporation ("the Company"), to our summary reports on audits of the estimated quantities of certain proved reserves of oil and gas, net to the Company's interest, and to such report and this consent being filed as exhibits to this Form 10-K. We also consent to the incorporation by reference of such reports in the Registration Statements indicated below.

Form S-3ASR:	Relating to:

Reg. No.	333-168171	Marathon Oil Corporation Debt Securities, Common Stock, Preferred Stock, Warrants and Stock Purchase Contracts/Units
	333-180014	Dividend Reinvestment and Direct Stock Purchase Plan

Form S-8:	Relating to:

Reg. No.	33-56828	Marathon Oil Company Thrift Plan
	333-29699	1990 Stock Plan
	333-29709	Marathon Oil Company Thrift Plan
	333-52751	1990 Stock Plan
	33-41864	1990 Stock Plan
	333-104910	Marathon Oil Corporation 2003 Incentive Compensation Plan
	333-143010	Marathon Oil Corporation 2007 Incentive Compensation Plan
	333-181301	Marathon Oil Corporation 2012 Incentive Compensation Plan

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 22, 2013

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